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                                                                    EXHIBIT 12.2


                            Lucent Technologies Inc.
                Computation of Ratio of Earnings to Fixed Charges

                              (Dollars in Millions)
                                   (Unaudited)

                                                                For the Three
                                                                 Months Ended
                                                               December 31, 1998

Income Before Income Taxes.............................             $2,152

Less Interest Capitalized during
  the Period...........................................                  5
Less Undistributed Earnings of Less than 50%
  Owned Affiliates.....................................                  1

Add Fixed Charges......................................                117

Total Earnings ........................................             $2,263



Fixed Charges

Total Interest Expense Including Capitalized Interest..             $   80

Interest Portion of Rental Expense.....................                 37

    Total Fixed Charges................................             $  117

Ratio of Earnings to Fixed Charges.....................               19.3